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COMPANY PRESS RELEASE                                              EXHIBIT 99.1

   YOUBET.COM ANNOUNCES SUSPENSION OF ONLINE GAMING FOR CALIFORNIA RESIDENTS

LOS ANGELES--(BUSINESS WIRE)--Nov. 10, 1999--Youbet.com, Inc. (Nasdaq: UBET -
NEWS), the online live event gaming company, today announced that in cooperation with the Los Angeles County District Attorney's investigation, the company has voluntarily suspended the reception and transmission of wagering information from California residents and is accelerating its implementation of a new data center outside the state of California.

"In continued cooperation with the District Attorney's office we have voluntarily suspended service to our California based subscribers," said Robert Fell, chief executive officer of Youbet.com. "Youbet was already in the planning stages of a redundant data center outside of California and we are now implementing these plans to move computer equipment that records and stores data."

The company currently provides members the ability to watch and wager on a wide selection of coast-to-coast thoroughbred and harness horse racing, via its exclusive private closed-loop network. Youbet.com does not actually accept or place any wagers. Wagers are accepted and placed only by a state licensed wagering entity, currently the Ladbroke Pennsylvania facility.

Youbet.com's role in the wagering process is limited to transmitting information related to the wagers to the licensed wagering facility. Members have 24-hour access to the network's features, including live racing from a choice of more than 30 racetracks across the country, commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, and value-added handicapping products.

In December 1998, Youbet.com accepted the 1998 Innovator of the Year Honors by Internet Gaming International. For further information, visit
WWW.YOUBET.COM. To subscribe to the You Bet Network call 1-888-YOUBET-8 or visit the Web site at youbet.com.

Forward-Looking Statements: This release may contain forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expense and other factors described in the company's filing with the Securities and Exchange Commission. The actual results that the company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release. You Bet is a registered trademark of Youbet.com, Inc. All other brands and products referenced herein are the trademarks or registered trademarks of their respective holders.

CONTACT:
  Youbet.com, Inc., Los Angeles
  Phillip Hermann, 310/444-3300
     or
  Morgen-Walke Associates, Inc.
  Erica Mannion or John Swenson, 415/296-7383 (IR)
  Christopher Katis, 415/296-7383 (Media Relations)
  Eric Gonzales, 212/850-5600 (Wire Services)